Exhibit 10.4

OCULIS Shareholder Support AGREEMENT

made as of 17 October 2022

by and among

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne
Switzerland

("Oculis")

and

European Biotech Acquisition Corp.
EPFL Innovation Park Building D
1015 Lausanne
Switzerland

("EBAC")

and

Oculis Holding AG under formation
Bahnhofstrasse 7
6300 Zug, Switzerland

(the "New Parent")

and

the shareholders of Oculis SA as listed in Annex A

(the "Oculis Shareholders", each individually an "Oculis Shareholder")

(Each a "Party" and collectively the "Parties")

with respect to the Business Combination Agreement dated 17 October 2022.

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Table of Contents

Preamble	3
1. Definitions	4
2. Voting, Waiver of Appraisal Rights	4
2.1 Voting and Waiver	4
2.2 No Joint Liability	4
3. Representations and Warranties of each Oculis Shareholder	4
4. Business Combination Agreement Obligations	6
4.1 Transfer Restrictions	6
4.2 General Obligations	6
4.3 Disclaimer	7
5. Covenants of each Oculis Shareholder	7
5.1 Support	7
5.2 Transfer at the Acquisition Closing Date	7
5.3 Dividends	8
5.4 Stock Options	8
5.5 Convertible Loan	8
5.6 Non-Competition	9
5.7 Non-Solicitation	9
5.8 Confidentiality	9
5.9 Further Assurances	10
6. General Waiver and Release	10
7. General Provisions	11
7.1 Taxes and Expenses	11
7.2 No Set-Off	11
7.3 Termination	11
7.4 Notices	12
7.5 Legal Successors and Assignment	13
7.6 Waiver	13
7.7 Acknowledgment	13
7.8 Interpretation	14
7.9 Counterparts; Electronic Signatures Interpretation	15
7.10 Severability	15
7.11 Amendment	15
7.12 Entire Agreement; No Third Party Beneficiaries	15
7.13 No Ownership Interest	16
7.14 Capacity as a Shareholder	16
7.15 Shareholders' Agreement	16
8. Governing Law / Arbitration	16
8.1 Governing Law	16
8.2 Jurisdiction	16
8.3 Enforcement	17
8.4 Non-Recourse	17
Annexes	21

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Preamble

A

Oculis SA is a Swiss corporation (Aktiengesellschaft /société anonyme) registered under the number CHE-237.826.774, duly existing under the laws of Switzerland with registered seat at Ecublens (VD), Switzerland. Each Oculis Shareholder is the legal owner of Shares as set forth in Annex A and is a party to the shareholders' agreement dated April 1, 2021 (the "Oculis Shareholders' Agreement").

B

Oculis intends to enter into a certain Business Combination Agreement ("BCA") with European Biotech Acquisition Corp., a Cayman Islands exempted company ("EBAC") and certain other parties named in the BCA. EBAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

C

As a condition and inducement to EBAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Oculis' Shareholders shall execute and deliver to EBAC this Agreement. Each Oculis Shareholder acknowledges to receive substantial benefits from the consummation of the transactions contemplated by the BCA. The representations, warranties, covenants and other agreements set forth in this Agreement are a material inducement to EBAC, New Parent and Oculis to enter into the BCA and to perform their obligations thereunder and each of EBAC, New Parent and Oculis would not obtain the benefit of the bargain set forth in the BCA as specifically negotiated by the parties thereto unless this Agreement was specifically performed and enforced. Any breach of this Agreement by an Oculis Shareholder would cause immediate irreparable harm to EBAC, New Parent and Oculis. The Oculis Shareholders acknowledge and agree that each of EBAC, New Parent and Oculis has substantial legitimate business interests necessitating the covenants provided in Section 5 of this Agreement, and that such covenants are reasonable to protect such business interests.

D

Contemporaneously with the execution and delivery of the BCA and the Subscription Agreements, in connection with the Transactions, certain shareholders of Oculis that are not PIPE Investors, as defined in the BCA (the "CLA Investors"), are entering into a Convertible Loan Agreements, pursuant to which the CLA Investors, on the terms and subject to the conditions of the Convertible Loan Agreements, grant to Oculis a convertible loan with certain conversion rights. Oculis is offering to all its shareholders to participate pro-rata in the Convertible Loan Agreement on the basis of substantially identical principal terms and conditions.

E

This Agreement shall govern the commitment of each Oculis Shareholder to support the BCA and the Convertible Loan Agreements and agree to the transactions contained therein.

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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Definitions

For the purposes of this Agreement (including the introductory paragraphs and the annexes), capitalized terms shall have in first priority the meanings set forth in Annex 1, in second priority as defined in the Convertible Loan Agreement and in third priority in the BCA.

2.	Voting, Waiver of Appraisal Rights

2.1	Voting and Waiver

In line with the BCA, each Oculis Shareholder shall:

a)	promptly cooperate with each of Oculis, EBAC, and New Parent in taking such actions as are both reasonably necessary and requested by each of Oculis, EBAC or New Parent to consummate the Transactions;

b)	vote or cause to be voted all of its shares in Oculis SA ("Oculis Shares") in favor of approving and adopting the BCA, including any Transaction contemplated by the BCA (including the Mergers), and will not withdraw or rescind such vote or otherwise take action to make such vote ineffective; and

c)	hereby irrevocably and unconditionally waive, or shall cause to be waived, any rights of appraisal, any dissenters' rights and any similar rights relating to the Transaction, or any other transaction contemplated by BCA in connection with their outstanding Oculis Shares.

2.2	No Joint Liability

The rights and obligations of the each Oculis Shareholder hereunder shall be several (and not joint) and no Oculis Shareholder shall be responsible for the obligations of any other Oculis Shareholder. The non-performance by a Party (the "Defaulting Party") shall not relieve any other Party from performing its obligations under this Agreement, nor shall Oculis (provided it is not the Defaulting Party) or any other Party be liable for the non-performance by the Defaulting Party.

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership (einfache Gesellschaft / société simple).

3.	Representations and Warranties of each Oculis Shareholder

Each Oculis Shareholder hereby represents and warrants to each of Oculis, EBAC, and New Parent that:

a)	the Oculis Shares listed in Annex A beside the name of such Oculis Shareholder constitute all of the shares owned (both beneficially and of record) by such Oculis Shareholder as of the date hereof;

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b)	such Oculis Shareholder does not hold or own any rights to acquire (directly or indirectly) any other equity securities issued by Oculis or any equity securities convertible into, or which can be exchanged for equity securities issued by Oculis;

c)	such Oculis Shareholder has good and valid title to such Oculis Shares as of the date hereof, free and clear of all Liens, subject to any transfer restrictions under applicable securities Laws and other restrictions as set forth in the Oculis Shareholders Agreement;

d)	the Oculis Shareholder is duly organized or incorporated, validly existing and where applicable, in good standing under the laws of the jurisdiction of its formation, incorporation or organization, and has all requisite capacity and authorization to execute and deliver this Agreement, and to perform and to execute the obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby;

e)	such Oculis Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Oculis Shareholder’s obligations hereunder;

f)	there are no actions pending against such Oculis Shareholder or, to the knowledge of such Oculis Shareholder, threatened against such Oculis Shareholder, before (or, in the case of threatened actions) that would be before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent or materially delay the performance by such Oculis Shareholder of such Oculis Shareholder’s obligations under this Agreement;

g)	the execution, delivery and performance of this Agreement and any other agreements contemplated by the BCA to which the Oculis Shareholder is a party, does not conflict with or result in any breach of any provision of the Governing Documents of the Oculis Shareholder and no other act or proceeding on the part of the Oculis Shareholder is necessary to authorize the execution, delivery, and performance of this Agreement and any other agreements contemplated by the BCA to which the Oculis Shareholder is a party;

h)	this Agreement and any other agreements contemplated by the BCA to which the Oculis Shareholder is a party, shall be duly executed and delivered by the Oculis Shareholder and, assuming the due authorization, execution, and delivery by each other party to this Agreement, constitutes a valid and binding obligation of the Oculis Shareholder, enforceable in accordance with its terms, subject to any Law applicable to the Oculis Shareholder; and

i)	neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) require any filing with, or the obtaining of any consent or approval of any Governmental Authority (other than as required under the Securities Act or the Exchange Act, by Nasdaq or Nasdaq First North, or implementing the Transactions under the applicable laws of Switzerland) nor (ii) conflict with or result in any breach of, or violate in any respect any Law applicable to the Oculis Shareholder, unless such conflict or violations would not prevent or materially delay the consummation of the Transactions.

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4.	Business Combination Agreement Obligations

4.1	Transfer Restrictions

Each Oculis Shareholder hereby agrees that, except pursuant to the Transactions from the date hereof through the earlier of (i) the Acquisition Closing Date or (ii) the termination of the BCA, it will not directly or indirectly:

a)	sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, Lien or similar disposition of (by operation of law or otherwise), any Oculis Shares;

b)	deposit any Oculis Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; or

c)	agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b) of this Section 4.1; provided that the Oculis Shareholder may transfer, assign or sell Oculis Shares (i) to such Oculis Shareholder’s Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) if such transfer, assignment or sale shall be in line and compliance with the Oculis Shareholders' Agreement; provided, further, that, in the case of each of the forgoing clauses (i) through (v), such transferee agrees in writing to be bound by terms and obligations of this Agreement and any other agreement contemplated in the BCA to which the Oculis Shareholder is party to pursuant to a joinder in form and substance reasonably acceptable to EBAC, New Parent and Oculis;.

For clarity, this Section 4.1 shall not apply to New Parent shares received as of Acquisition Closing Date for which certain lock-up provisions agreed in a separate Registration Rights and Lock-Up Agreement attached to the BCA may apply.

4.2	General Obligations

Each Oculis Shareholder hereby agrees to be bound by the terms and conditions set forth in Section 7.05 (Acquisition Proposals), Section 9.03. (Support of Transaction), Section 12.01 (Trust Account Waiver), Section 12.16 (No Recourse), and, to the extent applicable to any of the foregoing, the remaining provisions of Article 12 (Miscellaneous) of the BCA fully and to the same extent as if the Oculis Shareholder was a party and signatory to such provisions of the BCA.

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4.3	Disclaimer

Notwithstanding anything in this Agreement to the contrary: (a) each Oculis Shareholder (in its capacity as such) shall not be responsible for the actions of Oculis, its board of directors (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the "Oculis Related Parties"), with respect to any of the matters contemplated by the preceding sentence; (b) such Oculis Shareholder shall not make any representations or warranties with respect to the actions of any of the Oculis Related Parties; and (c) any breach by Oculis of its obligations under the BCA shall not, in and of itself, be considered a breach of the preceding sentence (it being understood for the avoidance of doubt that the Oculis Shareholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Oculis Related Party in its capacity as such) of the preceding sentence).

5.	Covenants of each Oculis Shareholder

5.1	Support

Each Oculis Shareholder hereby agrees that it shall not take any action that would have the effect of preventing or materially delaying the Transactions except permitted under the BCA.

5.2	Transfer at the Acquisition Closing Date

Each Oculis Shareholder shall procure that

a)	such Oculis Shareholder shall have good and valid title to its Oculis Shares at the Acquisition Closing Date, it free and clear of all Liens, subject to any transfer restrictions under applicable securities Laws and other restrictions as set forth in the Oculis Shareholders Agreement;

b)	such Oculis Shareholder has at the Acquisition Closing Date all requisite capacity and authorization to execute and deliver this Agreement, and to perform and to execute the obligations hereunder;

c)	the fulfillment of this Agreement at the at the Acquisition Closing Date shall not require any filing with, or the obtaining of any consent or approval of, any Governmental Authority by the Oculis Shareholder (other than as required under the Securities Act or the Exchange Act, by Nasdaq or Nasdaq First North, or implementing the Transactions under the applicable laws of Switzerland);

d)	the fulfillment of this Agreement at the Acquisition Closing Date does not violate in any respect any Law applicable to the Oculis Shareholder, except, in the case of violations which would not prevent or materially delay the consummation of the Transactions.

e)	The fulfillment of this Agreement at the at the Acquisition Closing Date, in particular the proxy for the exchange form to be submitted by such Oculis Shareholder at the Acquisition Closing Date exchanging his, her or its Oculis shares into New Parent Shares shall be duly executed and delivered by such Oculis Shareholder and, assuming the due authorization, execution and delivery by

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each other party hereto and thereto, shall constitute a valid and binding obligation of such Oculis Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, and where applicable general equitable principles and the discretion of courts in granting equitable remedies, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any breach of any provision of the Governing Documents of such Oculis Shareholder and any necessary approvals (if any) have been duly obtained.

5.3	Dividends

Each Oculis Shareholder hereby agrees that its entitlement to accumulating dividends for its Series B Preferred Shares or Series C Preferred Shares pursuant to section 8.6 of the Oculis Shareholder's Agreement shall be calculated on the basis that the dividend entitlement ends on the last day of the calendar month prior to Acquisition Closing Date.

A sample calculation thereof is attached in Annex 5.3 for illustration purposes.

5.4	Stock Options

Each Oculis Shareholder who is also a holder of options for shares of Oculis takes note and agrees not to exercise any options between December 31, 2022, and the earlier of (i) one calendar day after the Acquisition Closing Date or (ii) the termination of the BCA.

5.5	Convertible Loan

Each Oculis Shareholder takes note that the Oculis Shareholder are invited to participate in the transaction by the means of a convertible loan agreement substantially in the form of Annex 5.5 (the "Convertible Loan Agreement"). In this context, each Oculis Shareholders:

a)	acknowledges that such Oculis Shareholder has been offered the right to participate in the transactions foreseen by the Convertible Loan Agreement and waives any pre-emptive subscription rights (Vorwegzeichnungsrecht /droit de souscription préférentiel) other than for loans granted pursuant to such Convertible Loan Agreement either as listed in such Convertible Loan Agreement or in an Adherence Declaration delivered to Oculis not later than the public announcement of the BCA (such declaration to be acknowledged and countersigned by Oculis not later than 10 calendar days after such announcement) and waives any subscription rights with regard to any New Parent Shares to be issued to the lender under the Convertible Loan Agreement (Bezugsrecht /droit de souscription) to the extent necessary;

b)	acknowledges, approves and ratifies the execution of the Convertible Loan Agreement and the discharge of the obligations of the Borrower thereunder, including the issuance of any share in the Borrower, with the rights and preferences, if any, as set forth in the Convertible Loan Agreement; and

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c)	undertakes to the Lenders under the Convertible Loan Agreement to vote its shares in New Parent in favor of the capital increase to the extent necessary for the issuance of New Parent Shares in favor of the Lender to the extent necessary.

5.6	Non-Competition

Oculis Shareholders, who are also key employees and engaged in research and development activities of Oculis, hereby severally confirm that they are bound by appropriate non-compete undertakings, for as long they are employed or retained as a consultant by Oculis or any subsidiary and for twelve (12) months thereafter and shall refrain from engaging, directly or indirectly, in any activity which competes with the business and/or the therapies and targets that are actively being researched, developed, commercialized or licensed by Oculis (or any successor entity thereto) at the time of such officer's termination of employment or consulting relationship, unless such non-compete is waived for a valid and objective reason by Oculis’s board (or the board of any successor entity thereto).

5.7	Non-Solicitation

Each Oculis Shareholder employed by Oculis or in a consultant relationship with Oculis hereby severally covenants that such Oculis Shareholder shall not, directly or indirectly, at any time during the period of twelve (12) months after such Shareholder ceases to be employed or retained as a consultant by Oculis (or any successor entity thereto) or any subsidiary, hire or solicit (a) any person who is, or within the preceding year was, an employee of Oculis (or any successor entity thereto) or any of its subsidiaries nor induce such person to leave his employment with Oculis (or any successor entity thereto) or any of its subsidiaries or (b) induce an independent contractor who provided services or products to or on behalf of Oculis (or any successor entity thereto) within the preceding year to terminate his business relationship with Oculis (or any successor entity thereto) or (c) induce a customer of Oculis (or any successor entity thereto) to terminate its business relationship with Oculis (or any successor entity thereto).

5.8	Confidentiality

Each Oculis Shareholder hereby covenants and agrees not to, and to cause the Oculis Shareholder’s controlled Affiliates (and any other Affiliates of such Oculis Shareholder that have been provided Confidential Information) not to, at any time, directly or indirectly, (a) retain or use for the benefit, purposes or account of the Oculis Shareholder or any other Person other than Oculis, or (b) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside of EBAC, New Parent or Oculis or any of their Affiliates, any Confidential Information, other than (i) to the Oculis Shareholder’s (1) officers, directors and employees, managers, general partners and investment advisors and (2) legal, tax and financial advisors, in the case of each of the forgoing clauses (1) and (2), who agree to maintain the confidentiality of such information or are subject to equivalent obligations of confidentiality or (ii) to the extent required of the Oculis Shareholder by Law or any Governmental Authority or judicial, administrative or legal process (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject); provided, that, the Oculis Shareholder must (1) give notice (except to the extent such

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notice is prohibited by Law) to each of EBAC, New Parent and Oculis of such request or requirement, (2) use commercially reasonable efforts to assist EBAC, New Parent and Oculis with obtaining, at EBAC's, New Parent's and Oculis' election and expense, an appropriate protective order with respect to such disclosure (to the extent not prohibited by Law), (3) disclose such Confidential Information only to the extent required by such Law and use commercially reasonable efforts to obtain confidential treatment thereof and (4) otherwise maintain the confidentiality of the disclosed Confidential Information in accordance with the terms hereof; provided, further, that the Oculis Shareholder shall not be required to take any action described in the foregoing clauses (1) or (2) in connection with any routine audit or examination by a regulatory or self-regulatory authority, bank examiner or relevant examiner, or auditor not targeted at Oculis, the Confidential Information or the Transaction.

5.9	Further Assurances

From time to time and without additional consideration, each Oculis Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further necessary and reasonable actions as each of EBAC, New Parent and Oculis may reasonably request for the purpose of carrying out and furthering the intent of this Agreement or the BCA.

6.	General Waiver and Release

Each Oculis Shareholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns and controlled Affiliates, as applicable (each, a "Releasor"), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Acquisition Closing Date, any Group Company, each of their respective officers, directors, equity holders, employees, partners, trustees and representatives, and each successor and assign of any of the foregoing (collectively, the "Oculis Released Persons"), from any and all claims, obligations, liabilities, charges, demands, and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or un-matured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Oculis Released Persons, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Acquisition Closing Date, relating to (i) the Oculis Shareholder’s relationship as an equity holder, (ii) the negotiation, approval, execution or consummation of the transactions contemplated hereby, the BCA, any Ancillary Agreement or any other agreement contemplated herein or therein and (iii) breaches of fiduciary duties with respect to the transactions contemplated by the BCA and agrees not to bring or threaten to bring or otherwise join in any action against the Oculis Released Persons, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Acquisition Closing Date relating to each Oculis Shareholder's relationship as an equity holder of Oculis; provided, however, that, to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands, and causes of action released pursuant to this Section 6) (collectively, the "Released Claims") does not apply to the following: (a) regular salary and vacation or other

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compensation or benefit that is accrued and earned but unpaid by any Group Company at the Closing; (b) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of any Group Company; (c) any benefits that are accrued and earned but unpaid at the Closing under any employee benefit plan of any Group Company or any rights under health insurance plans, retirement plans or other similar plans sponsored by any Group Company; (d) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the Governing Documents of any Group Company, indemnification agreements with any Group Company or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director of any Group Company; or (e) any rights of the Releasors under this Agreement or the BCA.

Without limiting the foregoing, each Oculis Shareholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 6 include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims. Each Oculis Shareholder, on behalf of itself and each Releasor, understands that he, she or it may hereafter discover facts different from what he, she or it now believes to be true, which if known, could have materially affected this Agreement, but the Oculis Shareholder, on behalf of itself and each Releasor, nevertheless waives any claims or rights based on different or additional facts.

Each Oculis Shareholder, on behalf of itself and each Releasor, assumes the risk of any mistake of fact or applicable Law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto. Each Oculis Shareholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 4 and that, without such waiver, each of EBAC, New Parent and Oculis would not have agreed to the terms of this Agreement. Each Oculis Shareholder, on behalf of itself and each Releasor, represents and warrants that no Releasor has transferred or otherwise alienated any of the claims or causes of action released herein.

7.	General Provisions

7.1	Taxes and Expenses

Unless provided otherwise herein, each Party shall bear all Taxes, costs and expenses incurred by it in connection with the negotiation, execution and consummation of this Agreement or for which it is statutorily liable.

7.2	No Set-Off

No Party may set off any claim or payment under or in connection with this Agreement with any counterclaim.

7.3	Termination

This Agreement shall terminate upon the termination of the BCA in accordance with its terms prior to the consummation of the Transaction. No such termination shall relieve any Oculis Shareholder from any obligation accruing, or liability resulting from an intentional breach of this Agreement occurring prior to such termination.

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7.4	Notices

All notices and other communications to be given under or in connection with this Agreement shall be made in writing and shall be delivered by registered mail (return receipt requested) or by an internationally recognized courier, in all cases additionally in advance by e-mail, to the following address:

If to EBAC to:

European Biotech Acquisition Corp.
EPFL Innovation Park Building D
1015 Lausanne
Switzerland

Attention:	Eduardo Bravo
Email:	eduardo.bravo@eqtpartners.com

with a copy to (which shall not constitute notice to EBAC):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	Michael Davis
Derek Dostal
Email:	michael.davis@davispolk.com
derek.dostal@davispolk.com

If to Oculis or, after the Acquisition Closing Date, New Parent to:

Oculis SA
EPFL Innovation Park Building D
1015 Lausanne
Switzerland

Attention:	Riad Sherif
Email:	riad.sherif@oculis.com

with a copy to (which shall not constitute notice to Oculis or New Parent):

Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ
UK

Attention:	Michal Berkner
Divakar Gupta
Ryan Sansom
E-mail:	mberkner@cooley.com
dgupta@cooley.com
rsansom@cooley.com

and

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VISCHER AG
Aeschenvorstadt 4
4010 Basel
Switzerland

Attention:	Matthias Staehelin
Vincent Reardon
E-mail:	mstaehelin@vischer.com
vreardon@vischer.com

If to any Oculis Shareholder to the address included in the share register of Oculis SA attached as Annex A.

Each Party may at any time change its address by giving notice to Oculis and EBAC in the manner described above.

7.5	Legal Successors and Assignment

This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly by any Party without the prior written consent of the other Parties; provided, that (a) an Oculis Shareholder shall be permitted to transfer the rights and obligations under this Agreement together with all Oculis Shares held to an acquirer if such transfer of Oculis Shares shall be in line and compliance with the Oculis Shareholders' Agreement and (b) EBAC shall be permitted, without the consent of the Oculis Shareholder, to make an assignment of any or all of its rights and interests hereunder to New Parent, Oculis or an Affiliate thereof following the Acquisition Closing Date; provided, that, such successors or permitted assignees agree in writing to be bound by terms and obligations of this Agreement and any other agreement contemplated in the BCA to which the Oculis Shareholder is party to pursuant to a joinder in form and substance reasonably acceptable to EBAC, New Parent and Oculis. Any purported assignment in violation of this Section 7.5 shall be null and void ab initio.

7.6	Waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall (a) in no way be considered as a waiver of such provisions or rights and (b) not in any way affect the validity of this Agreement. The waiver of any breach of agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

7.7	Acknowledgment

Each Oculis Shareholder acknowledges and agrees that such Oculis Shareholder is entering into this Agreement on its own free will and not under any duress or undue influence. Each Oculis Shareholder Has entered into this Agreement freely and without coercion. Each Oculis Shareholder has been advised by each of EBAC, New Parent and Oculis to consult with counsel of such Oculis Shareholder’s choice with regard to the execution of this Agreement and the covenants included herein.

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Each Oculis Shareholder has had an adequate opportunity to consult with such counsel and either so consulted or freely determined in such Oculis' Shareholder’s own discretion not to so consult with such counsel. Such Oculis Shareholder understands that each of EBAC, new Parent and Oculis has been advised by counsel. Each Oculis Shareholder confirms to have read this Agreement and the business combination agreement (BCA) and fully and completely understands this Agreement and the business combination agreement (BCA) and each of such Oculis Shareholder’s representations, warranties, covenants and other agreements hereunder and thereunder. EACH Oculis Shareholder (i) has relied solely on his, her or its own investigation and analysis and the representations and warranties OF NEW PARENT, EBAC AND OCULIS expressly set forth in the BCA and in any Ancillary Agreement and (ii) acknowledges and agrees that (A) none of New Parent, EBAC or Oculis has made any other representation or warranty, either express or implied, in connection with or related to this Agreement, the BCA or any other Ancillary Agreement or the transactions contemplated hereby or thereby and (B) it has not relied, and is not relying on any other representations, warranties or other statements whatsoever, whether written or oral;

This agreement shall be interpreted and construed as having been drafted jointly by such Oculis Shareholder and each of EBAC, New Parent, Oculis and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any or all of the provisions of this Agreement.

7.8	Interpretation

Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, "herein", "hereto", "hereof" and words of similar import refer to this Agreement as a whole, including the schedules hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation"; (e) references to "$" or "dollar" or "US$" shall be references to United States dollars; (f) the word "or" is disjunctive but not necessarily exclusive; (g) the words "writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word "day" means calendar day unless Business Day is expressly specified; (i) the word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase shall not mean simply "if"; (j) all references to Sections or schedules are to Sections and schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; and (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not

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a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9	Counterparts; Electronic Signatures Interpretation

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail in .pdf or .tif format (and including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

7.10	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.11	Amendment

This Agreement (including this Section 7.11) may be amended or modified only by a written agreement executed and delivered by (a) EBAC, New Parent and Oculis on the one hand, and such Oculis Shareholder, on the other hand, prior to the Acquisition Date Closing and (b) the Sponsor, New Parent and Oculis, on the one hand, such Oculis Shareholder, on the other hand, after the Acquisition Date Closing; provided, however, that none of the provisions that survive the Closing shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 7.11 shall be void, ab initio.

7.12	Entire Agreement; No Third Party Beneficiaries

The agreement of the Parties that is comprised of this Agreement and the provisions of the BCA above in Section 4, to which such Oculis Shareholder has expressly agreed to be bound, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other

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prior agreements and understandings, both oral and written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided, however, that the Company Released Parties and the Sponsor are express third party beneficiaries of this Agreement and shall each be entitled to enforce this Agreement as if they were original signatories hereto. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of the Oculis Shareholder’s ownership of Oculis Shares.

7.13	No Ownership Interest

Nothing contained in this Agreement shall in and of itself be deemed to vest in EBAC or New Parent any direct or indirect ownership or incidence of ownership of or with respect Oculis Shares held by any Oculis Shareholder. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Oculis Shares of each Oculis Shareholder shall remain fully vested in and belong to any such Oculis Shareholder until the consummation of the Transactions, and neither EBAC nor New Parent shall have no authority to direct such Oculis Shareholder in the voting or disposition of any of Oculis Shares, except as otherwise provided herein.

7.14	Capacity as a Shareholder

Notwithstanding anything herein to the contrary, each Oculis Shareholder signs this Agreement solely in such Oculis Shareholder’s capacity as shareholder of Oculis and not in any other capacity (including as an officer, employee, agent or director of Oculis) and this Agreement shall not limit or otherwise affect the actions of such Oculis Shareholder (or any affiliate, employee or designee of such Oculis Shareholder) in his or her capacity, if applicable, as an officer, employee, agent or director of Oculis or any other Person.

7.15         Shareholders' Agreement

For clarity, each Oculis Shareholder takes notes and agrees that with the exchange of its Oculis shares into New Parent Shares at the Acquisition Closing Date, such Oculis Shareholder ceases to be a party of the Shareholders' Agreement regarding Oculis.

8.	Governing Law / Arbitration

8.1	Governing Law

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of Laws provisions to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

8.2	Jurisdiction

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not

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have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 8.2.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED ON, ARISE UNDER OR RELATE TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE BUSINESS COMBINATION AGREEMENT (BCA) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR CAUSE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

8.3	Enforcement

The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly acknowledge and agree that the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement in any court in the United States or in any state or province having jurisdiction over the Parties, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

8.4	Non-Recourse

Except in the case of claims against a Person in respect of such Person’s actual fraud:

a)	Solely with respect to Oculis and EBAC, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Oculis and EBAC as named parties hereto; and

b)	except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate,

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agent, attorney, advisor or representative or Affiliate of Oculis or EBAC and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Oculis or EBAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

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Signatures

Place Date

Oculis SA

Signature	Signature
Name	Name
Title	Title

Place	Date

European Biotech Acquisition Corp.

Signature	Signature
Name	Name
Title	Title

Place	Date

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Name of Shareholder: ___________________

Signature	Signature
Name	Name
Title	Title

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Annexes

Annex A	Share Register of Oculis
Annex 1	Definitions
Annex 5.3	Dividend Sample Calculation
Annex 5.5	Convertible Loan Agreement

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Annex A

Share Register of Oculis

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Annex 1

Definitions

Acquisition Closing	shall have the meaning set forth in the BCA.
Acquisition Closing Date	shall have the meaning set forth in the BCA.
Action	shall have the meaning set forth in the BCA.
Affiliate	shall have the meaning set forth in the BCA.
Agreement	shall mean this agreement including its Annexes.
Ancillary Agreement	shall have the meaning set forth in the BCA.
Annex	means an annex to this Agreement.
BCA	shall have the meaning set forth in recital B.
Borrower	shall have the meaning set forth in the Convertible Loan Agreement(s).
CLA Investors	shall have the meaning set forth in in recital D.
Confidential Information	means all information (regardless of whether specifically identified as confidential), in any form or medium that relates to the business, products, operations, financial condition, services, research or development of any Group Company, or their customers, development partners, commercialization partners, vendors, suppliers, independent contractors or other business relations, including: (a) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about any Group Company and their customers, development partners, commercialization partners, suppliers, licensees, licensors, or other business relations of Group Company and confidential information; (c) industry research compiled by, or on behalf of any Group Company, including identities of potential target companies, management teams,

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and transaction sources identified by, or on behalf of, any Group Company; (d) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; (e) personally identifiable information of any Group Company's customers, development partners, commercialization partners; (f) information related to the any Group Company's Intellectual Property Rights and updates of any of the foregoing and (g) the existence or contents of this Agreement; provided, however, that "Confidential Information" shall not include any information that (A) is or becomes generally available to the public other than as a result of the Oculis Shareholder’s or the Oculis Shareholder’s Affiliates’ acts or omissions in violation hereof, (B) becomes available to the Oculis Shareholder on a non-confidential basis from a source other than a Group Company, provided, that, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any Group Company or any other party with respect to such information, or (C) is or was independently developed by the Oculis Shareholder without use of or reference to any Confidential Information (as evidenced by contemporaneous records).
Convertible Loan Agreement(s)	shall have the meaning set forth in Section 5.5.
EBAC	shall have the meaning set forth in recital B.
First Merger	shall have the meaning set forth in the BCA.
First Merger Effective Time	shall have the meaning set forth in the BCA.
Governing Documents	shall have the meaning set forth in the BCA.
Governmental Authority	shall have the meaning set forth in the BCA.
Group Company	Shall mean EBAC, New Parent, Oculis and any Affiliate of EBAC, New Parent and Oculis.
Law(s)	shall have the meaning set forth in the BCA.
Lien	shall have the meaning set forth in the BCA.
New Parent	shall have the meaning set forth in the introduction of this Agreement.

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New Parent Shares	shall have the meaning set forth in the BCA.
Oculis	shall have the meaning set forth in the introduction of this Agreement.
Oculis Related Parties	shall have the meaning set forth in Section 4.
Oculis Released Persons	shall have the meaning set forth in Section 6.
Oculis Shareholder	shall have the meaning set forth in the introduction of this Agreement.
Oculis Shareholders' Agreement	shall have the meaning set forth in recital A.
Oculis Shares	shall have the meaning set forth in Section 2.1 b).
Party	shall have the meaning set forth in the introduction of this Agreement.
PIPE Investor	shall have the meaning set forth in the BCA.
Registration Rights Agreement	shall have the meaning set forth in the BCA.
Released Claims	shall have the meaning set forth in Section 6.
Releasor	shall have the meaning set forth in Section 6.
Second Merger Effective Time	shall have the meaning set forth in the BCA.
Series B Preferred Shares	shall mean the Series B Preferred Shares issued by Oculis as listed in Annex A.
Series C Preferred Shares	shall mean the Series C Preferred Shares issued by Oculis as listed in Annex A.
Sponsor	shall have the meaning set forth in the BCA.
Subscription Agreement	shall have the meaning set forth in the BCA.
Surviving EBAC Shares	shall have the meaning set forth in the BCA.
Taxes	shall have the meaning set forth in the BCA.
Transactions	shall have the meaning set forth in the BCA.

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Annex 5.3

Dividend Sample Calculation

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Annex 5.5

Convertible Loan Agreement